         As filed with the Securities and Exchange Commission on August
19, 1999

                                      REGISTRATION STATEMENT NO. 333-[_________]
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -------------------------

                                 J. BAKER, INC.
             (Exact name of Registrant as specified in its charter)

      MASSACHUSETTS                                  04-2866591
(State of incorporation)               (I.R.S. Employer Identification Number)

                               555 TURNPIKE STREET
                           CANTON, MASSACHUSETTS 02021
                                 (781) 828-9300

               (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                         -------------------------------

                               PHILIP G. ROSENBERG
         EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER
                                 J. BAKER, INC.
                               555 TURNPIKE STREET
                           CANTON, MASSACHUSETTS 02021
                                 (781) 828-9300

     (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          ----------------------------

                                 With copies to:
                              STEPHEN W. CARR, P.C.
                             RAYMOND C. ZEMLIN, P.C.
                           GOODWIN, PROCTER & HOAR LLP
                                 Exchange Place
                                 53 State Street
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                            --------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           --------------

        If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                          ----------------------------


                                                  CALCULATION OF REGISTRATION FEE
-------------------------- --------------------- -------------------------- ------------------------ ------------------------
                                                                                   Proposed
      Title of Shares          Amount to be          Proposed Maximum              Maximum                 Amount of
          to be               Registered (2)        Offering Price Per        Aggregate Offering      Registration Fee (3)
       Registered                                        Share (3)                 Price (3)
========================== ===================== ========================== ======================== ========================
Common Stock, par value
$.50 per share (1)          1,200,000 shares              $7.50                   $9,000,000                 $2,502
========================== ===================== ========================== ======================== ========================

(1) This Registration Statement also relates to the rights to purchase shares of Series A Junior Participating Cumulative Preferred Stock of J. Baker, Inc. which are to be attached to the 1,200,000 shares of Common Stock issuable upon the exercise of certain warrants. Such rights generally attach to all shares of Common Stock pursuant to the terms of
     J. Baker, Inc.'s Shareholder Rights Agreement dated December 15, 1994. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred with and only with such Common Stock. Because no separate consideration is paid for the rights, the registration fee therefor is included in the fee for the Common Stock.

(2) The 1,200,000 shares of Common Stock being registered hereunder represent shares of Common Stock issuable upon the exercise of certain warrants issued to the Selling Stockholders named herein. In accordance with Rule 416 under the Securities Act of 1933, this Registration Statement also covers such indeterminate number of shares of Common Stock that may be offered or issued pursuant to terms which provide for a change in the amount of shares of Common Stock being offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) These figures are estimates made solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933. Based upon the average of the high and low prices per share of Common Stock reported on the Nasdaq National Market on August 12, 1999, the fee paid herewith for such shares is $2,502.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this Prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED          , 1999
                                               ---------

PROSPECTUS

                                1,200,000 Shares

                                 J. BAKER, INC.

                                  COMMON STOCK

     The Selling Stockholders identified in this Prospectus are offering to sell up to an aggregate of 1,200,000 shares of Common Stock of J. Baker, Inc.

     The Common Stock is quoted on the Nasdaq National Market under the trading symbol "JBAK." The last reported sale price of the Common Stock on the Nasdaq National Market on August 18, 1999 was $7.4375 per share.

     The Selling Stockholders may sell their shares of Common Stock in any manner described in the "Plan of Distribution" section of this Prospectus beginning on page 10.

     INVESTING IN THE COMMON STOCK OF J. BAKER, INC. INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

     NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is           , 1999

                                  RISK FACTORS

     In addition to the other information contained or incorporated by reference in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of the Common Stock offered by this Prospectus.

     OUR CONVERSION, INTEGRATION AND OPERATION OF THE REPP LTD. BIG & TALL STORES MAY NOT SUCCEED. On May 23, 1999, we acquired substantially all of the assets of the Repp Ltd. Big & Tall and Repp Ltd. by Mail divisions of Edison Brothers Stores, Inc. Edison is currently operating as a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code, as amended. We paid an all cash purchase price of $31.7 million, subject to adjustment, for the acquisition of 175 United States and Canadian Repp Ltd. Big & Tall retail locations and the Repp Ltd. by Mail catalog business. We immediately sold Repp's Canadian operations, 16 stores, to Grafton-Fraser, Inc., a Canadian men's retailer, and commenced the closing of 31 stores in the United States. We are operating the remaining 128 retail stores in the United States and the Repp Ltd. by Mail catalog through a new subsidiary, JBI Apparel, Inc.

     The Repp acquisition was financed primarily through the following:

     * a new $20 million credit facility provided to JBI Apparel, Inc. by BankBoston Retail Finance Inc.;

     * a $5 million term loan provided to JBI Apparel, Inc. by Back Bay Capital Funding LLC;

     * the issuance by JBI Apparel, Inc. of $10 million of 13% senior subordinated notes, and the related issuance by J. Baker, Inc. to the Selling Stockholders of 5-year warrants enabling the holders to purchase 1,200,000 shares of J. Baker, Inc.'s Common Stock at $5.00 per share, to the Selling Stockholders; and

     * the sale of the Canadian Repp Ltd. Big & Tall operations and the liquidation of the inventories in the 31 closing stores.

     The conversion and integration of the acquired Repp Ltd. Big & Tall stores into our retail chain and their on-going operations will require substantial management, logistical and financial resources which might otherwise be devoted to our existing operations. The 128 Repp Ltd. Big & Tall retail stores and the Repp Ltd. by Mail catalog generated approximately $100 million in sales for the fiscal year ended January 30, 1999. This would have constituted 14.6% of our total revenues on a pro-forma basis as of January 30, 1999. Although we believe our management information, merchandise purchasing and distribution systems are capable of accommodating this growth, a failure of any of these systems to effectively accommodate the demands of the additional stores and catalog business could have a material adverse effect on our results of operations.

     THE REPP ACQUISITION MAY ADVERSELY IMPACT OUR RESULTS. In the event the operating results of the Repp Ltd. Big & Tall chain fail to meet our expectations, our profitability will be adversely affected. In addition, the warrants issued in connection with the financing of the Repp acquisition may materially adversely affect the market price of J. Baker, Inc.'s Common Stock and its per share financial results.

     THE RETAIL APPAREL AND FOOTWEAR INDUSTRIES IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE. We compete against national and regional competitors, including department, specialty and discount stores and other retailers. Sales of clothing through catalogs, e-commerce, home shopping networks and other electronic media provide additional sources of competition. Some of our competitors have substantially greater financial resources than we do. Discount retailers with significant buying power, such as Wal-Mart, K-Mart and Target stores, represent an increasing source of competition for our licensed footwear business and our footwear licensors. There can be no assurance that we will be able to maintain or improve our sales, profitability or market share in the face of increasing competition. Our Casual Male Big & Tall and Repp Ltd. Big & Tall stores face more fragmented competition, primarily from independent operators. If competitors with significant buying power were to enter these markets, our sales, profitability or market share may be materially adversely affected.

     OUR HIGH LEVEL OF DEBT MAY ADVERSELY AFFECT OUR FINANCIAL AND OPERATING FLEXIBILITY. We have substantial debt and debt service requirements, including obligations under our bank credit facilities, which, in the aggregate, permit us to borrow up to $155 million on a revolving basis, and outstanding fixed debt obligations of approximately $99.5 million. As of July 31, 1999, we had consolidated indebtedness of $205.1 million. This represents approximately 72% of our total capitalization, using equity determined as of May 1, 1999. These figures include the increased leverage we incurred due to the Repp acquisition. All of our indebtedness is non-investment grade.

     Our highly leveraged financial position has important consequences for us, including:

     * our ability to obtain additional financing for working capital, capital expenditures, debt service requirements or acquisitions may be limited;

     * a substantial portion of our cash flow from operations will be required to make debt service payments;

     * our ability to take advantage of significant business opportunities may be limited and our flexibility to react to changes in competitive pressures and general economic conditions may be reduced;

     * we could be at a competitive disadvantage with respect to less highly leveraged companies with which we compete; and

     * we may be more vulnerable in the event of a downturn in the economy or a disruption in our business.

     We expect to be able to repay the balance of our indebtedness and meet our other obligations through cash generated from operations and future financing transactions. Accordingly, we will need to extend our current credit arrangements or obtain new credit arrangements and other sources of financing in order to meet our future obligations and working capital requirements and to fund our future capital expenditures. You should be aware that our ability to repay or refinance our outstanding debt and to fund our capital expenditures and other obligations depends on our financial and operating performance, including the performance of the recently acquired Repp Ltd. Big & Tall stores and Repp Ltd. by Mail catalog business. We cannot assure you of our future performance, which depends upon a number of factors, many of which are beyond our control. These factors include the possibility of:

     * decreased consumer spending, particularly among those consumers who comprise our primary customer base;

     * deteriorating general economic conditions in the United States, particularly in the regions in which our stores are located;

     * increased competition from other department, specialty and discount retailers as well as from catalogs, home shopping networks or other electronic media;

     * unseasonable weather, particularly during our traditional high-volume periods; and

     * failure of our merchandise suppliers to make their computer systems year 2000 compliant in a timely manner.

     OUR SENIOR DEBT OBLIGATIONS RESTRICT OUR FLEXIBILITY. Our credit facilities and other indebtedness contain a number of significant provisions that, among other things, restrict or limit our ability to:

     *    sell assets outside the ordinary course of business;

     *    incur additional indebtedness;


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



     *    grant or incur liens on our assets;

     *    repay certain indebtedness;

     *    issue preferred stock;

     *    pay dividends;

     *    make certain investments or acquisitions;

     *    repurchase or redeem capital stock;

     *    engage in mergers or consolidations; and

     *    engage in certain transactions with our affiliates.

     These limitations could hurt our ability to finance our future operations or capital needs or make acquisitions that may be in our interest. In addition, our credit facilities require that we achieve specified financial results. Our inability to deliver these results could result in a default under the bank credit agreements, in which event the lenders could elect to:

     * declare all our outstanding borrowings under such agreements, as well as accrued interest and fees, to be due and payable; and

     * require us to apply all of our available cash to repay those borrowings.

     A default under any of our credit facilities or other indebtedness, if not cured in a timely manner, would also result in a default under our other credit facilities and other indebtedness. If we were unable to repay those borrowings when due, the lenders under our bank credit facilities could proceed against their collateral, which, in the aggregate, includes a first priority lien on substantially all of our assets in our footwear and Repp Ltd. Big & Tall businesses and a first priority security interest in the capital stock of our subsidiaries.

     THE LOSS OF OUR KEY EXECUTIVES COULD HAVE A SIGNIFICANT IMPACT ON US. Our success will depend, in large part, on the efforts, abilities and experience of Alan Weinstein, our Chief Executive Officer, as well as other of our key employees. It is possible that Mr. Weinstein or other members of executive management may resign or retire or be unavailable from time to time, and such departures or absences could have a material adverse effect on our business, financial condition and results of operations. We do not maintain key-person life insurance on any of our executive officers.

     OUR ABILITY TO USE OUR NET OPERATING LOSS CARRY FORWARDS COULD BE LIMITED. At January 30, 1999, we had net operating loss carry forwards totalling approximately $195 million available to reduce our future federal income tax liabilities. Our ability to use these loss carry forwards to reduce our future federal income tax liabilities could be limited by lack of earnings or if we were to experience more than a 50% change in ownership over any three-year period, all as defined and governed by section 382 of the Internal Revenue Code. For purposes of determining if a 50% change in ownership occurs within any three-year period, any public stock offerings during that period are taken into account in accordance with applicable regulations. If the benefits of these loss carry forwards were so limited, our earnings and cash resources could be materially adversely affected.

     WE MAY BE AFFECTED BY UNEXPECTED YEAR 2000 PROBLEMS. In operating our business, we depend on information technology and process control systems that use computers and embedded microprocessors. We also depend on the proper functioning of the computer systems of third parties, particularly the more than 300 suppliers from whom we purchase the merchandise sold in our stores and catalog. Many computer systems and microprocessors can only process dates in which the year is represented by two digits. As a result, some of these systems and processors may interpret "00" incorrectly as the year 1900 instead of the year 2000, in which event they could malfunction or become inoperable after December 31, 1999. Systems and processors that can properly recognize the year 2000 are referred to as "year 2000 compliant."

     We have assessed our own business and management information systems and believe that those of our systems that are material to our operations are, or before the end of 1999 will be, year 2000 compliant, although we cannot assure you that our assessment will prove to be correct. During fiscal 1999, we completed the conversion of our three primary mainframe computer programs to be year 2000 compliant. To date, we have expended approximately $3.7 million on year 2000 compliance. We anticipate expending an additional $300,000 on year 2000 compliance. We also have taken steps to determine whether our principal suppliers and business partners are or expect to be year 2000 compliant by the end of this year. Based on our inquiries, we are reasonably comfortable that we will not experience any material business interruptions or shipment delays from our key business partners or major suppliers due to year 2000 issues. However, we cannot assure you of the year 2000 compliance of all of the business partners and suppliers who do business with us, and it is possible that a number of those third parties may encounter problems with their systems after the end of this year. If one or more of our suppliers is unable to produce or ship merchandise to us as a result of a computer system malfunction, we nevertheless believe that there are adequate alternative sources for similar merchandise.

     ANTI-TAKEOVER PROVISIONS COULD IMPEDE OR DISCOURAGE A THIRD-PARTY ACQUISITION OF US. The Restated Articles of Organization and By-Laws of J. Baker, Inc. include provisions that may discourage or prevent certain types of transactions involving an actual or potential change in control of J. Baker, Inc., including transactions in which the stockholders might otherwise receive a premium for their shares over then-current market prices. In addition, these provisions may limit the ability of the stockholders to approve transactions that they may deem to be in their best interests. For example, the Restated Articles of Organization of J. Baker, Inc. enable our Board of Directors to fix the rights and preferences of and to issue shares of Preferred Stock. The Board of Directors could avail itself of this authority to discourage or to prevent certain types of transactions involving an actual or potential change of control of J. Baker, Inc., which could have an adverse effect on the price of our Common Stock. In addition, Chapter 110F of the Corporation Law of The Commonwealth of Massachusetts prohibits us from engaging in certain business combinations with interested stockholders unless special super-majority stockholder votes are obtained. These provisions may have the effect of delaying or preventing a change in control of us and therefore could adversely affect the price of our Common Stock. We also have adopted a Shareholder Rights Plan which could have a similar effect.

     WE MAY BE SUBJECT TO RISKS ASSOCIATED WITH OUR LICENSORS. Our licensed shoe department business depends, in large part, upon our two largest licensors: Ames Department Stores, Inc. and Bradlees Stores, Inc. On December 31, 1998, Ames Department Stores, Inc. ("Ames"), our largest licensor, acquired control of Hills Stores Company ("Hills"), our second largest licensor at that time. In March 1999, Ames consummated the merger of Hills into a subsidiary of Ames. At the time of the acquisition, Hills operated 155 discount department stores in twelve states. In February, 1999, Ames began a program to remodel and convert 150 of the acquired Hills stores to Ames stores in three sequential phases. Upon the completion of the remodeling and conversion process, all such stores will be incorporated into our license agreement with Ames on the same terms and conditions as presently exist. The first two stages of remodeling, involving 104 stores, have been completed and the final stage, involving 46 stores, is scheduled to be completed in September 1999. In the event that Ames fails to effectively integrate and operate the former Hills stores, our sales in those stores may be adversely affected.

     We derived approximately 25.3% and 24.3% of our net sales from Ames during fiscal 1999 and 1998, respectively, including net sales from Hills in both periods. Ames accounted for approximately 56.9% and 54.4% of our licensed shoe department business's net sales during fiscal 1999 and 1998, respectively, including net sales from Hills in both periods. We derived approximately 7.5% and 8.1% of our net sales from Bradlees, currently our second largest licensor, during fiscal 1998 and 1999, respectively. Bradlees accounted for approximately 16.9% and 18.0% of our licensed shoe department business's net sales during fiscal 1999 and 1998, respectively. The loss of either of our two largest licensors could have a material adverse effect on us. Furthermore, the success of the licensed shoe department business depends on the success of these licensors. The success of these licensors is generally outside our control and depends substantially on the licensors' ability to advertise, merchandise and attract customers to their stores. A decline in the financial or other condition of any of these licensors could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that the financial condition of any our licensors will not deteriorate and/or result in a filing by any such licensor for protection under Chapter 11 or for liquidation under Chapter 7 of the United States Bankruptcy Code.

     WE MAY HAVE DIFFICULTY SUCCESSFULLY EXECUTING OUR GROWTH STRATEGIES. Our growth is dependent upon our ability to successfully execute our growth strategies. In particular, our growth is dependant upon our ability to increase our sales at existing stores, improve margins and open new Casual Male Big & Tall and Repp Ltd. Big & Tall stores. In fiscal 2000, we expect to open 6 new Casual Male Big & Tall stores and 10 new Repp Ltd. Big & Tall stores. These numbers include 3 new Casual Male Big & Tall stores and 3 new Repp Ltd. Big & Tall stores that have been opened through July 31, 1999. To offset the planned store openings, we closed 4 Casual Male Big & Tall stores and 2 Work'n Gear stores during the first six months of fiscal 2000. We plan to close approximately an additional 5 Casual Male Big & Tall stores during fiscal 2000. The number of licensed shoe departments operated by us is largely dependent on the store openings and closings by our licensors, as we are generally required to operate a licensed footwear department within each store operated by a licensor. In fiscal 2000, we expect to open 15 new footwear departments and close 12 existing departments.

     The success of our growth strategy will depend upon a number of factors, including the identification of suitable markets and sites for new stores, negotiation of leases on acceptable terms, construction or renovation of sites in a timely manner at acceptable costs and maintenance of sales generated by the existing store base. In addition, we must be able to hire, train and retain competent managers and personnel and manage the systems and operational components of our growth. Our failure to identify, consummate and successfully achieve our targets for opening new stores on a timely basis, obtain acceptance in markets in which we currently have a limited or no presence, attract qualified management and personnel, appropriately adjust operational systems and procedures or integrate strategic acquisitions could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that the opening of new stores in existing markets will not have an adverse effect on sales at existing stores in these markets. Through these business strategies, we seek to improve the gross margins of our apparel operations. There can be no assurance that we will be able to do so. Our failure to successfully implement these strategies could have a material adverse effect on our business, financial condition and results of operations.

     WE ARE VULNERABLE TO ECONOMIC AND MARKET CONDITIONS. The retail apparel and footwear businesses are dependent upon the level of consumer spending, which may be adversely affected by an economic downturn or a decline in consumer confidence. An economic downturn, weakness in overall consumer demand or increased inflation in the United States, the Northeast region of the United States or any state from which we derive a significant portion of our sales could have a material adverse effect on our business, financial condition and results of operations. As a result, changes in governmental trade, monetary, fiscal or taxing policies may adversely affect our sales and earnings. In addition, as store payroll is one of our most significant expenses, any increase in the Federal or state minimum wage could have an adverse impact on our hourly pay rates, which could have a material adverse effect on our business, financial condition and results of operations.

     Our success depends in part upon our ability to anticipate and respond to changing consumer preferences and merchandise trends in a timely manner. Any failure on our part to anticipate, identify and respond to such trends could adversely affect consumer acceptance of the merchandise in our stores, which in turn could have a material adverse effect on our business, financial condition and results of operations and on our image with our customers. If we miscalculate either the market for our merchandise or our customers' purchasing habits, we may be required to sell a significant amount of unsold inventory at lower gross margins, which would have an adverse effect on our business, financial condition and results of operations.

     WE ARE AFFECTED BY SEASONALITY. Sales of our products have historically reflected significant seasonality. We have historically experienced higher earnings in the second and fourth fiscal quarters of the year, reflecting the higher sales volume generated by, among other things, the Father's Day and Christmas selling seasons. Unseasonable weather may affect sales of seasonal products, especially during the traditional high-volume periods. In addition, our quarterly results of operations may fluctuate materially depending on, among other things, increases or decreases in comparable store sales, adverse weather conditions, shifts in


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

timing of certain holidays and changes in our merchandise mix. Such fluctuations may have a material adverse effect on our business, financial condition and results of operations.

     WE ARE RELIANT ON KEY VENDORS. We are dependent to a significant degree upon our ability to purchase merchandise at competitive prices. Although during fiscal 1999, no vendor accounted for greater than 7% of our purchases, the loss of our relationship with any significant vendor of a name brand product could have a material adverse effect on our business, financial condition and results of operations. We generally purchase merchandise from key vendors pursuant to purchase orders and are not presently a party to long-term merchandise supply contracts with any key vendors. There can be no assurance that we will be able to acquire merchandise at competitive prices or on competitive terms in the future. Due to the specialized nature of some apparel we sell and the lead time required for orders from vendors, it is particularly important that we adequately anticipate our inventory needs for each selling season. Since specialized apparel is often based on particular specifications, we may not be able to restock merchandise or replace merchandise which is lost or damaged in time for the appropriate selling season.

     LABOR CONDITIONS MAY HAVE A MATERIAL ADVERSE IMPACT ON OUR PERFORMANCE. If we cannot attract and retain quality employees, our business will suffer. We depend on attracting and retaining quality employees. Many of our employees are in entry level or part-time positions with historically high rates of turnover. We may be unable to meet our labor needs while controlling costs due to external factors such as unemployment levels, minimum wage legislation and changing demographics.

     WE FACE MANY RISKS ASSOCIATED WITH FOREIGN MANUFACTURING. We contract for the manufacture of merchandise with independent third parties in the United States and abroad. Additionally, our vendors contract for the manufacture of a significant percentage of their merchandise in foreign countries. Risks inherent in foreign manufacturing include economic and political instability, transportation delays and interruptions, restrictive actions by foreign governments, the laws and policies of the United States affecting the importation of goods including duties, quotas and taxes, trade and foreign tax laws, and fluctuations in currency exchange rates. There can be no assurance that, in the future, these risks will not result in increased costs and delays or disruption in product deliveries that could cause loss of sales and damage to customer relationships and could have a material adverse effect on our business, financial condition and results of operations. In addition, there can be no assurance that foreign manufacturers from which we purchase merchandise will abide by the same labor standards to which we and other United States companies are subject. Foreign labor practices in the apparel and manufacturing industries have recently attracted substantial attention from the media, interest groups, public figures and government officials. The failure of foreign manufacturers to meet appropriate manufacturing standards could generate negative publicity, which in turn could have an adverse impact on our image with our customers and on our business.

     From time to time, the United States Congress has considered legislation which could result in import restrictions. In addition, various foreign countries in which we and our primary competitors source footwear have considered voluntary export restrictions. We benefit from "most favored nation" provisions in trade treaties between the United States and certain countries in which the footwear industry's main suppliers are located. From time to time, the United States Congress has proposed legislation which could result in such provisions being rescinded from particular trade treaties. This could, in turn, result in higher product costs to us as well as to our competitors and may have a material adverse effect on our business, financial condition or results of operations. In particular, there has been extensive congressional debate with respect to the most favored nation provision of the trade treaty between the United States and China. Currently, we directly import a significant percentage of the merchandise for our licensed shoe department business from China. In fiscal 1999, we imported over 90% of our licensed shoe merchandise from China. In addition, our other footwear vendors have a substantial portion of their product manufactured in China. In July 1999, Congress renewed the most favored nation provision of the trade treaty between the United States and China for one year. If the most favored nation provision of the trade treaty between the United States and China is not renewed in the future, the cost of importing merchandise from China would increase and we could experience merchandise shortages, delays in delivery or price increases. Such loss of most favored nation treatment of China would have a material adverse effect on our business, financial condition and results of operations.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus, including the information incorporated herein by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "believes," "anticipates," "estimates," "intends," "may," "will," "should," "expects" and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. In addition, from time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. Furthermore, forward-looking statements may be included in our filings with the Commission as well as in press releases or oral presentations made by or with the approval of one of our authorized executive officers.

     We caution you to bear in mind that forward-looking statements, by their very nature, involve assumptions and expectations and are subject to risks and uncertainties. Although we believe that the assumptions and expectations reflected in the forward-looking statements contained in this Prospectus are reasonable, no assurance can be given that those assumptions or expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this Prospectus, including, without limitation, under the caption "Risk Factors." These factors include, but are not limited to, the following:

     * decreased consumer spending, particularly among those consumers who comprise our primary customer base;

     * deteriorating general economic conditions in the United States, particularly in the regions in which our stores are located;

     * increased competition from other department, specialty and discount retailers as well as from catalogs, home shopping networks or other electronic media;

     * unseasonable weather, particularly during our traditional high-volume periods; and

     * failure of our merchandise suppliers to make their computer systems year 2000 compliant in a timely manner.

     All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors and the cautionary statements contained throughout this Prospectus.


                                   THE COMPANY

     J. Baker, Inc. is a Massachusetts corporation. Our principal executive offices are located at 555 Turnpike Street, Canton, Massachusetts 02021. Our telephone number is (781) 828-9300.


                                 USE OF PROCEEDS

     Since the shares of Common Stock covered by this Prospectus are being sold by the Selling Stockholders and not us we will not receive any proceeds from the sale of the Common Stock under this Prospectus.


             MATERIAL TERMS OF THE SELLING STOCKHOLDERS TRANSACTION

     On May 19, 1999, J. Baker, Inc., its wholly-owned subsidiary JBI, Inc., and JBI, Inc.'s wholly-owned subsidiary, JBI Apparel, Inc. entered into a Securities Purchase Agreement with the Selling Stockholders. Under the terms of the Securities Purchase Agreement, JBI Apparel, Inc. sold to the Selling Stockholders, in a private placement transaction, an aggregate principal amount of $10 million of 13% senior subordinated notes.

In addition, J. Baker, Inc. issued to the Selling Stockholders, in the same transaction, Warrants to purchase up to 1,200,000 shares of Common Stock of
J. Baker, Inc. at $5.00 per share. The Warrants are exercisable at any time on or prior to May 21, 2004. In connection with the Securities Purchase Agreement, the parties entered into a Registration Rights Agreement. Pursuant to the Registration Rights Agreement, J. Baker, Inc. agreed to register the resale of the number of shares of Common Stock issuable upon exercise of the Warrants.


                              SELLING STOCKHOLDERS


  --------------------------------------------------------------------------------------------------------------------------
  Name of Selling Stockholder            Number of Shares of     Number of Shares of    Number of Shares of     Percentage
                                            Common Stock        Common Stock Offered        Common Stock         Ownership
                                        Beneficially Owned as          Hereby            Beneficially Owned   After Offering
                                        of August 19, 1999(1)                            After Offering(2)
  --------------------------------------------------------------------------------------------------------------------------
  DLJ Fund Investment                        216,598                  216,598                  0                   *
  Partners II, L.P.
  --------------------------------------------------------------------------------------------------------------------------
  DLJ Private Equity                          19,824                   19,824                  0                   *
  Employees Fund, L.P.
  --------------------------------------------------------------------------------------------------------------------------
  DLJ Private Equity                         556,418                  556,418                  0                   *
  Partners Fund, L.P.
  --------------------------------------------------------------------------------------------------------------------------
  Nicole Arnaboldi                             3,000                    3,000                  0                   *
  --------------------------------------------------------------------------------------------------------------------------
  Christine Chen                                 480                      480                  0                   *
  --------------------------------------------------------------------------------------------------------------------------
  Glen Dershowitz                                480                      480                  0                   *
  --------------------------------------------------------------------------------------------------------------------------
  Steven G. Puccinelli                        12,000                   12,000                  0                   *
  --------------------------------------------------------------------------------------------------------------------------
  Peter Schaeffer                              6,000                    6,000                  0                   *
  --------------------------------------------------------------------------------------------------------------------------
  Shelly Wong                                  1,200                    1,200                  0                   *
  --------------------------------------------------------------------------------------------------------------------------
  Cornerstone Capital, Inc.                   91,193                   24,000             67,193                   *
  (3)
  --------------------------------------------------------------------------------------------------------------------------
  MJ Whitman Pilot Fish                      120,000                  120,000                  0                   *
  Opportunity Fund, L.P.
  --------------------------------------------------------------------------------------------------------------------------
  GB Investment, LLC                         240,000                  240,000                  0                   *



  *      Less than one percent.
  ------------------------

  (1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days of August 19, 1999 through the conversion or exercise of any security or other right. In the case of each of the Selling Stockholders, the number of shares shown consists of shares issuable upon exercise of the Warrants.

  (2)     Assumes the sale of all of the shares of Common Stock.

  (3) David Pulver, a director of J. Baker, Inc., is the sole stockholder of Cornerstone Capital, Inc.


                              PLAN OF DISTRIBUTION

     The shares of Common Stock offered by this Prospectus (the "Shares") are being offered on behalf of the Selling Stockholders. The Selling Stockholders (and donees, pledgees, transferees or other successors in interest receiving Shares from a Selling Stockholder after the date of this Prospectus) may offer and sell all or a portion of their Shares at various times in one or more of the following types of transactions:

     *    in the over-the-counter market;
     * in private transactions and in transactions other than those in the over-the-counter market;
     *    in connection with short sales of the Shares;
     *    by pledge to secure debts or other obligations;
     * in connection with the writing of non-traded and exchange traded call options, swaps or derivatives (exchange-listed or otherwise) and in settlement of other transactions in standardized or over-the-counter options;
     *    cross or block trades;
     *    "at the market" to or through market makers, into an existing market;
     *    direct sales to purchasers or sales effected through agents;
     * hedging transactions with broker-dealers (who may short the Common Stock); or
     *    in a combination of any of the above transactions.

     These transactions may be at market price, at prices related to the market price, at negotiated prices or at fixed prices that may be changed. If the Selling Stockholders use the services of any underwriter, broker, dealer or agent to assist with the sale of Shares, the party providing services may be paid for their efforts. The compensation can be paid by either the buyer or the seller of the Shares and can be in the form of a discount, commission or concession. The buyer and the seller will determine how much compensation will be paid and the form in which it will be paid. It is possible that the agent providing these services, or the Selling Stockholders, might be considered to be underwriters under the Securities Act of 1933, and any profits received or compensation paid could be considered an underwriting discount or commission under the Securities Act of 1933.

     At the time a particular offer of Shares is made, a prospectus supplement, to the extent required, will be distributed which will set forth the aggregate amount and type of Shares being offered, the names of the Selling Stockholders, the purchase price, the amount of expenses of the offering and the terms of the offering, including the name or names of any underwriters, brokers, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     Under the Securities Exchange Act of 1934 and applicable rules and regulations promulgated thereunder, any person engaged in a distribution of any of the Shares may not simultaneously engage in market making activities with respect to the Shares for a period of 5 days prior to the commencement of the distribution, subject to certain exemptions. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the shares of Common Stock of J. Baker, Inc. by the Selling Stockholders.

     Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Prospectus is part of a Registration Statement we filed with the SEC to register the J. Baker, Inc. Common Stock offered in this offering. It does not repeat important information that you can find in the Registration Statement or in the reports and other documents that we file with the SEC. The SEC allows us to "incorporate by reference" the information we file with it. This means that we can disclose important information to you by referring to other documents that are legally considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede the information in this Prospectus and the documents listed below. We incorporate by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, until the Selling Stockholders sell all the shares of Common Stock offered under this Prospectus:

     1. J. Baker, Inc.'s Annual Report on Form 10-K for the fiscal year ended January 30, 1999;
     2. J. Baker, Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 1999;
     3. J. Baker, Inc.'s Proxy Statement filed with the SEC on May 5, 1999, prepared in connection with the Annual Meeting of Stockholders held on June 1, 1999;
     4. the description of Common Stock contained in J. Baker, Inc.'s Registration Statement on Form 8-A, filed with the SEC on June 2, 1986, as amended, under Section 12 of the Securities Exchange Act of 1934 and any amendments or reports filed for the purpose of updating such description; and
     5. the description of the rights to purchase shares of J. Baker, Inc.'s Series A Junior Participating Cumulative Preferred Stock contained in
          J. Baker, Inc.'s Registration Statement on Form 8-A filed with the SEC on December 15, 1994, as amended, under Section 12(g) of the Securities Exchange Act of 1934 and any amendments or reports filed for the purpose of updating such description.

     You may request a copy of these filings at no cost by writing or telephoning J. Baker, Inc. at the following address: Chief Financial Officer, J. Baker, Inc., 555 Turnpike Street, Canton, Massachusetts 02021 (Telephone: (781) 828-9300).

     You should rely only on the information incorporated by reference or contained in this Prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. The Selling Stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

     J. Baker, Inc. files annual, quarterly and special reports, proxy statements and other information electronically with the SEC. You may read a copy of any reports, statements or other information that J. Baker, Inc. files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. J. Baker, Inc.'s SEC filings are also available from the Internet site maintained by the SEC at http://www.sec.gov.


                                  LEGAL MATTERS

     The validity of the shares of Common Stock has been passed upon for us by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.


                                     EXPERTS

     Our financial statements, which are incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by KPMG LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein upon the authority of said firm as experts in giving said reports.

================================================================================

     You should rely only on the information incorporated by reference or contained in this Prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. The Selling Stockholders are not making an offer of the J. Baker, Inc. Common Stock in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                              --------------------

                TABLE OF CONTENTS
                                              Page
                                              ----
Risk Factors................................    2

Special Note Regarding Forward-Looking
  Statements................................    8

The Company.................................    8

Use of Proceeds.............................    8

Material Terms of the Selling Stockholders
  Transaction...............................    8

Selling Stockholders........................    9

Plan of Distribution........................   10

Incorporation of Certain
  Documents by Reference....................   11

Legal Matters...............................   11

Experts.....................................   11

================================================================================



================================================================================



                                1,200,000 Shares




                                 J. BAKER, INC.


                                  COMMON STOCK







                                   ----------
                                   PROSPECTUS
                                   ----------







                                          , 1999
                                 ---------

================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the Common Stock being registered are set forth in the following table (all amounts except the registration fee are estimated):

     Registration Fee                                       $ 2,502
     Legal Fees and Expenses                                 75,000
     Accounting Fees                                          5,000
     Printing Fees                                            5,000
     Miscellaneous                                            5,000
                                                            -------
          TOTAL                                             $92,502
                                                            =======

        All expenses referenced above will be borne by J. Baker, Inc.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by applicable Massachusetts law, Article 6A of J. Baker, Inc.'s Articles of Organization, as amended, provides that J. Baker, Inc. shall indemnify, except as limited by law or as otherwise provided in J. Baker, Inc.'s Articles of Organization, each person who serves or has served as a director or in any other office filled by election or appointment by the stockholders or the Board of Directors of J. Baker, Inc. against all liability fixed by a judgment, order, decree, or award in any action, suit or proceeding, civil or criminal, brought or threatened in or before any court, tribunal, administrative or legislative body or agency incurred by such person in connection with each such action, suit or proceeding in which such person is involved as a result of serving or having served J. Baker, Inc. in such capacity or, at the request of
J. Baker, Inc., as a director, officer, employer or other agent of any other organization. No indemnification will be provided under Article 6A to such a person with respect to a matter as to which it shall have been adjudicated in any such action, suit or proceeding that such person did not act in good faith in the reasonable belief that such person's action was in the best interests of
J. Baker, Inc. Also, in the event that any such action, suit or proceeding is compromised or settled so as to impose any liability or obligation upon such person or upon J. Baker, Inc., no indemnification shall be provided to such person with respect to a matter if J. Baker, Inc. has obtained an opinion of counsel that with respect to such matter such person did not act in good faith in the reasonable belief that such person's action was in the best interests of
J. Baker, Inc. Directors and officers of J. Baker, Inc. may also be entitled to indemnification from the Selling Stockholders with respect to certain matters arising in connection with this Registration Statement.

     Article 6F of J. Baker, Inc.'s Articles of Organization provides that no director of J. Baker, Inc. shall be personally liable to J. Baker, Inc. or to its stockholders for monetary damages for breach of the director's duty as a director notwithstanding any provision of law imposing such liability. Article 6F also states, however, that Article shall not eliminate or limit any liability of a director:

     * for any breach of the director's duty of loyalty to the Corporation or its stockholders,

     * for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     * under Sections 61 or 62 of the Massachusetts Business Corporation Law, or

     * with respect to any transaction from which the director derived an improper personal benefit.

     Article 6F also provides that if the Massachusetts Business Corporation Law is subsequently amended to further eliminate or limit the personal liability of directors or to authorize corporate action to further eliminate or limit such liability, then the liability of the directors of J. Baker, Inc. shall be eliminated or limited to the fullest extent permitted by the Massachusetts Business Corporation Law as so amended.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers or persons controlling J. Baker, Inc. pursuant to the foregoing provisions, the Commission has expressed its opinion that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 16. EXHIBITS.

EXHIBIT NO.    DESCRIPTION
-----------    -----------
     4.1(1)    Registration Rights Agreement, dated as of May 19, 1999.
     4.2(2)    Securities Purchase Agreement, dated as of May 19, 1999.
     4.3(3)    Form of Warrant to Purchase Shares of Common Stock of J. Baker,
               Inc. issued to each of the Selling Stockholders on May 19, 1999.
    *5.1       Opinion of Goodwin, Procter & Hoar LLP as to the legality of the
               Common Stock being registered.
   *23.1       Consent of KPMG LLP.
    23.2       Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 hereto).
    24.1       Powers of Attorney (included on page II-4).

---------------------------
(1) Incorporated by reference from Exhibit 4.05 to J. Baker, Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 1999.
(2) Incorporated by reference from Exhibit 4.01 to J. Baker, Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 1999.
(3) Incorporated by reference from Exhibit 4.03 to J. Baker, Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 1999.

* Filed herewith.


ITEM 17.  UNDERTAKINGS.

    (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                   (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or
          Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, J. Baker, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Canton, Massachusetts, on the 19th day of August, 1999.


                                    J. BAKER, INC.


                                    By:  /s/ Alan I. Weinstein
                                       ---------------------------------------
                                         Alan I. Weinstein
                                         President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of J. Baker, Inc., hereby severally constitute Alan I. Weinstein and Philip G. Rosenberg, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our names and in our capacities as officers and directors to enable J. Baker, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                                            CAPACITY                            DATE
         ---------                                            --------                            ----
/s/ Alan I. Weinstein                               President, Chief Executive Officer       August 19, 1999
-------------------------------------               and Director (Principal Executive
Alan I. Weinstein                                   Officer)

/s/ Philip G. Rosenberg                             Executive Vice President, Chief          August 19, 1999
-------------------------------------               Financial Officer and Treasurer
Philip G. Rosenberg                                 (Principal Financial and Accounting
                                                    Officer)


/s/ Sherman N. Baker                                Chairman of the Board of Directors       August 19, 1999
-------------------------------------
Sherman N. Baker


/s/ J. Christopher Clifford                         Director                                 August 19, 1999
-------------------------------------
J. Christopher Clifford


/s/ Douglas Kahn                                    Director                                 August 19, 1999
-------------------------------------
Douglas Kahn


/s/ Harold Leppo                                    Director                                 August 19, 1999
-------------------------------------
Harold Leppo


/s/ David Pulver                                    Director                                 August 19, 1999
-------------------------------------
David Pulver


/s/ Theodore M. Ronick                              Director                                 August 19, 1999
-------------------------------------
Theodore M. Ronick

/s/ Melvin M. Rosenblatt                            Director                                 August 19, 1999
-------------------------------------
Melvin M. Rosenblatt


/s/ Nancy Ryan                                      Director                                 August 19, 1999
-------------------------------------
Nancy Ryan

                                  EXHIBIT INDEX


EXHIBIT NO.    DESCRIPTION
-----------    -----------
     4.1(1)    Registration Rights Agreement, dated as of May 19, 1999.
     4.2(2)    Securities Purchase Agreement, dated as of May 19, 1999.
     4.3(3)    Form of Warrant to Purchase Shares of Common Stock of J.
               Baker, Inc. issued to each of the Selling Stockholders.
    *5.1       Opinion of Goodwin, Procter & Hoar LLP as to the legality of the
               Common Stock being registered.
   *23.1       Consent of KPMG LLP.
    23.2       Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 hereto).
    24.1       Powers of Attorney (included on page II-4).

----------------------

(1) Incorporated by reference from Exhibit 4.05 to J. Baker, Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 1999.

(2) Incorporated by reference from Exhibit 4.01 to J. Baker, Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 1999.

(3) Incorporated by reference from Exhibit 4.03 to J. Baker, Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 1999.

* Filed herewith.



                                      E-1